Exhibit 10.12

ICOSAVAX, INC.

July 22, 2021

Adam Simpson

c/o Icosavax, Inc.

Re:	Employment Letter Agreement

Dear Adam:

This amended and restated employment letter agreement (this “Agreement”) amends and restates that certain employment letter agreement, dated August 15, 2019, as amended and restated by that certain employment letter agreement, dated May 11, 2020, as amended by that certain amendment dated February 10, 2021 (together, the “Prior Agreement”), by and between Icosavax, Inc. (the “Company”) and you (also referred to herein as “Employee” and together, the “Parties”). This Agreement sets forth the terms of your continued employment with the Company, effective as of the closing of the Company’s initial public offering (“IPO”). In consideration of the mutual promises herein contained, the Parties agree as follows:

1. Position. Employee will continue to serve in the position of Chief Executive Officer. Employee will continue to report to the Company’s Board of Directors (the “Board”), and shall be responsible for the duties customarily associated with this position and such other duties assigned by the Company. Employee will work remotely. Employee will be employed on a full-time basis. Employee will also serve as a member of the Board.

2. Base Salary and Employee Benefits.

(a) Salary. Employee’s base salary will be $550,000.00 per year (the “Base Salary”), less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.

(b) Benefits. During his employment, Employee will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits will be available upon request. Employee will be eligible to accrue vacation or paid time off in accordance with the Company’s policies as in effect from time to time. The Company may change compensation and benefits from time to time in its discretion.

(c) Expenses. All reasonable business expenses that are documented by Employee and incurred in the ordinary course of business will be reimbursed in accordance with the Company’s standard policies and procedures.

3. Annual Bonus. Employee will be eligible to earn an annual performance bonus of up to fifty percent (50%) of Employee’s Base Salary rate (the “Annual Bonus”) for performance at “targeted” levels. The Annual Bonus will be based upon an assessment by the Board of Employee’s performance and the Company’s attainment of written targeted goals as set by the Board in its sole discretion. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board will determine whether Employee has earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. No amount of the Annual Bonus is guaranteed, and Employee must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus; except as provided in Section 5 below, no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year.

4. At-Will Employment Relationship. Employee may terminate his employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate Employee’s employment at any time, with or without cause or advance notice. Employee’s employment at-will status can only be modified in a written agreement signed by Employee and by an officer of the Company.

5. Severance Benefits. If, at any time, the Company terminates Employee’s employment without Cause or Employee resigns for Good Reason (either such termination referred to as a “Qualifying Termination”), provided such termination or resignation also constitutes a Separation from Service (as defined below), then subject to Sections 8, 9 and 10 below, Employee’s continued compliance with the terms of this Agreement (including without limitation Section 12 below) and Employee’s resignation from any and all positions Employee may hold with the Company, to be effective no later than Employee’s Separation from Service date (or such other date requested or permitted by the Board), the Company will provide Employee with the following severance benefits (the “Severance Benefits”):

(a) Cash Severance. Upon a Qualifying Termination, the Company will pay Employee, as cash severance (i) Employee’s Base Salary in effect as of Employee’s Separation from Service date for the Severance Period, less applicable payroll deductions and withholdings (the “Base Severance”), plus (ii) (A) in the event such Qualifying Termination does not occur during the Change in Control Period, an amount equal to Employee’s “target” Annual Bonus for the year in which Employee’s Qualifying Termination occurs, prorated to reflect the portion of the year that has elapsed prior to the date of Employee’s Separation from Service date, or (B) in the event such Qualifying Termination does occur during the Change in Control Period, an amount equal to one hundred fifty percent (150%) multiplied by Employee’s “target” Annual Bonus for the year in which Employee’s Qualifying Termination occurs (the “Bonus Severance,” and with the “Base Severance,” the “Severance”).

Except in the case of a Qualifying Termination that occurs within eighteen (18) months following a Change in Control, the Base Severance will be paid in installments in the form of continuation of Employee’s Base Salary payments over the Severance Period, paid on the Company’s ordinary payroll dates, commencing on the sixtieth (60th) day following Employee’s Separation from Service date. The first such installment shall be for any accrued Base Salary for the sixty (60)-day period preceding such initial payment date. All salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

In the case of a Qualifying Termination that occurs within eighteen (18) months following a Change in Control, the Base Severance will be paid in a lump sum on the sixtieth (60th) day following Employee’s Separation from Service date.

Any Bonus Severance will be paid in a lump sum on the sixtieth (60th) day following Employee’s Separation from Service date.

(b) COBRA Severance. As additional severance, in the event of Employee’s Qualifying Termination, the Company will continue to pay the cost of Employee’s health care coverage in effect at the time of Employee’s Separation from Service for the Severance Period (the “COBRA Coverage Period”), either under the Company’s regular health plan (if permitted) or by paying Employee’s COBRA premiums (the “COBRA Severance”). The Company’s obligation to pay the COBRA Severance on Employee’s behalf will cease if Employee obtains health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. Employee must notify the Company within two (2) weeks if Employee obtains coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which Employee would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), or if the Company otherwise elects, in its sole discretion, the Company shall in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue Employee’s group health coverage in effect on the date of Employee’s termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether Employee elects COBRA continuation coverage and shall end on the earlier of (x) the date upon which Employee obtains other coverage or (y) the last day of applicable COBRA Coverage Period.

6. Accelerated Vesting. Subject to Sections 8, 9 and 10 below, Employee’s continued compliance with the terms of this Agreement (including without limitation Section 12 below) and, other than with respect to clause (a)(ii) below, Employee’s resignation from any and all positions Employee may hold with the Company, to be effective no later than Employee’s Separation from Service date (or such other date requested or permitted by the Board), the Company will provide Employee with the following accelerated vesting (the “Accelerated Vesting”):

(a) Existing Stock Awards. With respect to Employee’s then-unvested Stock Awards granted prior to the date of the closing of the transactions contemplated by the Series A Preferred Stock Purchase Agreement, dated as of August 15, 2019, by and among the Company and the Purchasers named therein (the “Transaction Closing Date” and such awards, the “Existing Stock Awards”):

(i) In the event of Employee’s Qualifying Termination, then all such Existing Stock Awards shall be deemed vested effective immediately prior to such termination;

(ii) In the event of a Change in Control, then fifty percent (50%) of Employee’s then-unvested Existing Stock Awards shall be deemed vested effective immediately prior to such Change in Control; and

(iii) In the event of Employee’s termination of employment due to death or Disability, then all Employee’s then-unvested Existing Stock Awards shall be deemed vested effective immediately prior to such termination.

(b) New Stock Awards. With respect to Employee’s then-unvested Stock Awards granted on or after the Transaction Closing Date (the “New Stock Awards”):

(i) With respect to all New Stock Awards granted prior to the date of this Agreement, (A) in the event of Employee’s Qualifying Termination prior to a Change in Control or more than eighteen (18) months following a Change in Control, then such number of Employee’s New Stock Awards granted prior to the date of this Agreement shall be deemed vested effective immediately prior to such termination as would have vested by their terms during the twelve (12) months following Employee’s date of termination had Employee remained in employed by the Company during such period; and (B) in the event of Employee’s Qualifying Termination within eighteen (18) months following a Change in Control, then all of Employee’s New Stock Awards granted prior to the date of this Agreement will vest effective upon the date of termination; and

(ii) With respect to all New Stock Awards granted on or after the date of this Agreement, (A) in the event of Employee’s Qualifying Termination not occurring during the Change in Control Period, then such number of Employee’s New Stock Awards granted on or after the date of this Agreement shall be deemed vested effective immediately prior to such termination as would have vested by their terms during the twelve (12) months following Employee’s date of termination had Employee remained in employed by the Company during such period, and (B) in the event of Employee’s Qualifying Termination during the Change in Control Period, then all of Employee’s New Stock Awards granted on or after the date of this Agreement shall vest effective upon the later of (A) the date of termination or (B) the date of the Change in Control.

(c) Interaction with New Stock Award Agreements. Except to the extent an award agreement governing a New Stock Award granted to Employee specifically provides for the treatment of such New Stock Award in the event of any of the acceleration events described in clauses (a) and (b) above and provides that its terms shall supersede the provisions of this Section 6, in which case the terms of such award agreement shall govern, the foregoing Accelerated Vesting provisions are deemed to be a part of each New Stock Award and to amend and supersede any less favorable provision in any agreement or plan regarding such New Stock Award (however, for the avoidance of doubt, if any New Stock Award is subject to more favorable vesting than the Accelerated Vesting pursuant to any agreement or plan regarding such New Stock Award, such more favorable provisions shall continue to apply and shall not be limited by the Accelerated Vesting).

(d) Interaction with Existing Stock Award Agreements The foregoing Accelerated Vesting provisions are deemed to be a part of each Existing Stock Award and to amend and supersede any provision in any agreement or plan regarding such Existing Stock Award, even if such Accelerated Vesting provisions are less favorable. In the event of any conflict between the foregoing Accelerated Vesting provisions and the terms of any Existing Stock Award, the Accelerated Vesting provisions shall apply. Notwithstanding the foregoing, the Accelerated Vesting shall be in addition to, and not in any way in limitation of, the accelerated vesting provisions set forth in that certain Restricted Stock Purchase Agreement dated as of December 11, 2017, between the Company and The Adam K. and Maria M. Simpson Family Trust DTD 04/27/07, as amended from time to time, pursuant to which the Founders Shares were issued to Employee.

7. Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, Employee resigns his employment with the Company without Good Reason, or the Company terminates Employee’s employment for Cause, or Employee’s employment with the Company terminates for any reason not entitling Employee to the Severance Benefits or Accelerated Vesting pursuant to Sections 5 and 6 above, including (other than with respect to the Accelerated Vesting) as a result of Employee’s death or disability, then Employee will receive his Base Salary accrued through his last day of employment. Under these circumstances, Employee will not be entitled to any other form of compensation from the Company, including any Severance Benefits or Accelerated Vesting, other than Employee’s rights to the vested portion of Employee’s Stock Awards and any other rights to which Employee is entitled under the Company’s benefit programs or applicable law. In addition, Employee shall resign from any and all positions Employee holds with the Company, with such resignations to be effective no later than the date of Employee’s employment termination (or such other date requested or permitted by the Board).

8. Conditions to Receipt of Severance Benefits and Accelerated Vesting. Prior to and as a condition to Employee’s, or Employee’s estate or legal representative, as applicable, receipt of the Severance Benefits or Accelerated Vesting described above, Employee, or Employee’s estate or legal representative, as applicable, shall timely execute and deliver to the Company a release of claims in favor of and in a form acceptable to the Company (the “Release”) and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within sixty (60) days following Employee’s Separation from Service date.

9. Compliance with Section 409A. It is intended that the Severance Benefits and Accelerated Vesting set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), Employee’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits or Accelerated Vesting constitute “deferred compensation” under Section 409A and Employee is, on the date of Employee’s Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits and Accelerated Vesting shall be delayed until the earliest of: (a) the date that is six (6) months and one (1) day after Employee’s Separation from Service date, (b) the date of Employee’s death, or (c) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section 9 shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. The Severance Benefits and Accelerated Vesting are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit. For purposes of this Agreement, all references to Employee’s “termination of employment” shall mean Employee’s Separation from Service.

10. Section 280G Treatment.

(a) In the event that any payment or benefit received or to be received by Employee pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change of control or the termination of Employee’s employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to Employee that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to Employee that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A of the Code; provided, in case of clauses (B), (C) and (D), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Employee on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

(b) All determinations regarding the application of this “Section 280G Treatment” section shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which, in the written opinion of the 280G Firm, (A) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, or (B) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this “Section 280G Treatment” section shall be done by the 280G Firm.

(c) The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Employee and the Company within fifteen (15) days after notification from either the Company or Employee that Employee may receive payments which may be “parachute payments.” Employee and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

11. Withholding Taxes. All amounts payable to Employee will be subject to reduction to reflect applicable withholding and payroll taxes.

12. Compliance with Confidential Information and Inventions Agreement and Company Policies. In the performance of services for the Company, Employee will be expected to abide by Company rules and policies. Employee and the Company have entered into a Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit A which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. Employee agrees to perform each and every obligation of Employee therein contained. Any references in Employee’s Confidential Information and Inventions Assignment Agreement to the Prior Agreement shall be deemed to be amended to refer to this

Agreement. Notwithstanding the foregoing or in the Confidential Information and Inventions Assignment Agreement, pursuant to 18 U.S.C. Section 1833(b), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13. Protection of Third Party Information. In Employee’s work for the Company, Employee will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Employee has an obligation of confidentiality. Rather, Employee will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Employee agrees that Employee will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Employee has an obligation of confidentiality. Employee hereby represents that he has disclosed to the Company any contract he has signed that may restrict his activities on behalf of the Company.

14. Return of Company Property. Upon the termination of Employee’s employment with the Company for any reason, as a precondition to the receipt of the Accelerated Vesting, within five (5) days after Employee’s Separation from Service date (or earlier if requested by the Company), Employee will return to the Company all Company documents (and all copies thereof) and other Company property within their possession, custody or control, including but not limited to Company files, notes, financial and operational information, customer lists and contact information, investor and finance source lists and contract information, product information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including but not limited to computers, facsimile machines, mobile telephones, tablets, handheld devices and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part and in any medium). Employee shall deliver to the Board a signed statement certifying compliance with this Section 14 prior to the receipt of the Accelerated Vesting.

15. Exclusive Services. Employee shall at all times faithfully, industriously and to the best of Employee’s ability, experience and talent perform to the satisfaction of the Board all of the duties that may be assigned to Employee hereunder. Subject to the terms of the Confidential Information and Inventions Assignment Agreement, this shall not preclude Employee from devoting time to personal and family investments or serving on community and civic boards, participating in industry associations, or engaging in other business or public activities (including providing consulting services to other entities, being employed by other entities and/or serving on the board of other entities), provided such activities do not interfere with the duties to the Company, as determined in good faith by the Board. Notwithstanding the foregoing, during Employee’s employment by the Company, except on behalf of the Company, Employee will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by Employee to compete with the Company (or is planning or preparing to compete with the Company) in the fields of respiratory syncytial virus and cytomegalovirus or any other vaccine indications then in development by the Company, anywhere in the world; provided, however, that Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. If the Board determines Employee is in breach of this Section 15, and provided such breach is not cured within thirty (30) days of written notification of such breach from the Board, then the Company may terminate Employee’s employment for Cause.

16. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Employee’s service or employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s service or employment with the Company, or the termination of such service or employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in the city of the Company’s then principal place of business in the United States conducted by JAMS or its successor, under the then applicable JAMS Arbitration Rules and Procedures for Employment Disputes (available at http://www.jamsadr.com/rules-employment-arbitration/). Employee acknowledges that by agreeing to this arbitration procedure, he waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Employee would be required to pay if the dispute were decided in a court of law. The parties agree this arbitration agreement does not extend to claims for workers’ compensation or unemployment benefits, or any other claims, that Employee cannot, as a matter of applicable law, be required to arbitrate, nor does it preclude Employee from initiating a complaint before the Equal Employment Opportunity Commission or any other governmental agency, but if any such complaint is not resolved before the agency any action for money damages shall be submitted to arbitration pursuant to this paragraph. Nothing in this Agreement is intended to prevent any party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

17. Miscellaneous. This Agreement, together with the Confidential Information and Inventions Assignment Agreement and the other agreements referenced herein, forms the complete and exclusive statement governing Employee’s employment with the Company. It supersedes any other agreements or promises made to Employee by anyone, whether oral or written, including, without limitation, the Prior Agreement. Changes in the terms of Employee’s employment, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of Employee and the Company, and inure to the benefit of Employee and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of Washington without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against any party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

18. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Cause” shall mean the occurrence of any of the following events, in each instance that has a material adverse impact on the Company or any successor or affiliate thereof as determined by the Board in its reasonable discretion: (a) Employee’s conviction of, or plea of “guilty” or “no contest” to, any non-vehicular felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (b) Employee’s commission of, or participation in, a fraud or act of dishonesty or other illegal act against the Company that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (c) Employee’s intentional material violation of any contract or agreement between Employee and the Company or any material Company policy or of any statutory duty owed to the Company; (d) Employee’s intentional, unauthorized use or disclosure of the Company’s confidential information or trade secrets; (e) Employee’s gross misconduct; or (f) Employee’s ongoing and repeated failure or refusal to perform or neglect of Employee’s duties as required by this Agreement or Employee’s ongoing and repeated failure or refusal to comply with the lawful instructions given to Employee by the Board, which failure, refusal or neglect continues for thirty (30) days following Employee’s receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect; provided that it is understood that this clause (f) shall not permit the Company to terminate Employee’s employment for Cause solely because of (i) Employee’s failure to meet specified performance objectives or achieve a specific result or outcome, or (ii) Company’s dissatisfaction with the quality of services provided by Employee in the good faith performance of Employee’s duties to the Company; provided, that, with respect to (c), (d), (e) and (f) above, “Cause” will be triggered after Employee has received written notification of such failure from the Board, which, if curable, remains uncured after thirty (30) days written notice from the Board. Employee shall be provided an opportunity to be heard prior to the final decision to terminate Employee’s employment hereunder for such “Cause,” and any determination of Cause by the Board or the Company will be made in good faith.

(b) “Change in Control” shall have the meaning given to such term in the Company’s 2021 Incentive Award Plan. Notwithstanding the foregoing, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit , to the extent required by Section 409A.

(c) “Change in Control Period” shall mean the period commencing sixty (60) days prior to and ending eighteen (18) months following a Change in Control.

(d) “Founders Shares” shall mean those shares issued to Employee pursuant to that certain Restricted Stock Purchase Agreement dated as of December 11, 2017, between the Company and The Adam K. and Maria M. Simpson Family Trust DTD 04/27/07, as amended from time to time.

(e) “Good Reason” shall mean any of the following actions taken without Cause by the Company or a successor corporation or entity without Employee’s consent: (a) material reduction of Employee’s base compensation (and Employee and the Company agree that any diminution of ten percent (10%) or more shall be considered material for this purpose, regardless of whether such diminution occurs due to a single reduction or a series of reductions in Employee’s base compensation), other than to the extent the base compensation of all of the executive officers of the Company are concurrently reduced by the same or greater percentage; (b) material reduction in Employee’s authority, duties or responsibilities, including a requirement that Employee report to a corporate officer instead of the Board (or, following a Change in Control, the board of directors (or similar governing body) of the ultimate parent company of the surviving entity in such Change in Control that has at least one class of publicly traded securities listed on a national stock exchange); (c) relocation of the principal place at which Employee is required to provide services to the Company or Employee’s principal place of employment that results in an increase in Employee’s one-way driving distance by more than fifty (50) miles from Employee’s then current principal place of business or residence, as applicable; and (d) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Employee under this Agreement. In order to resign for Good Reason, Employee must provide written notice of the event giving rise to Good Reason to the Company within ninety (90) days after the condition arises, allow the Company thirty (30) days to cure such condition, and if the Company fails to cure the condition within such period, then Employee’s resignation from all positions Employee then holds with the Company must be effective not later than ninety (90) days after the end of the Company’s cure period.

(f) “Separation from Service” shall mean a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1(h).

(g) “Severance Period” shall mean (i) if Employee’s Qualifying Termination does not occur during the Change in Control Period, twelve (12) months, and (ii) if Employee’s Qualifying Termination occurs during the Change in Control Period, eighteen (18) months.

(h) “Stock Awards” shall mean means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, including the Founders Shares.

(Signature Page Follows)

Sincerely,

ICOSAVAX, INC.

By:	/s/ Cassia Cearley
Cassia Cearley, Chief Business Officer

ACKNOWLEDGED AND AGREED:

/s/ Adam K. Simpson
Adam K. Simpson

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